Exhibit 99.2

AMD Reports First Quarter 2014 Results – CFO Commentary

April 17, 2014

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

Q1 2014 Results

•	Revenue of $1.4 billion, down 12% sequentially and up 28% year-over-year

•	Gross margin of 35%, flat sequentially

•	Operating income of $49 million and non-GAAP(1) operating income of $66 million, compared to operating income of $135 million and non-GAAP operating income of $91 million in Q4 2013

•

Net loss of $20 million, loss per share of $0.03 and non-GAAP(1) net income of $12 million, earnings per share of $0.02, compared to net income of $89 million, earnings per share of $0.12 and non-GAAP net income of $45 million, earnings per share of $0.06 in Q4 2013

Q1 2014 Commentary

Revenue was $1.4 billion, down 12% sequentially. Graphics and Visual Solutions (GVS) segment revenue was down 15% from Q4 2013 primarily due to decreased revenue from sales of our semi-custom SoCs, partially offset by increased graphics processing unit (GPU) revenue. Computing Solutions segment revenue was down 8% sequentially, in line with seasonal trends and primarily due to decreased desktop and chipset revenue, partially offset by increased notebook revenue.

Gross margin was 35% in Q1 2014, flat sequentially, and included a $4 million benefit from the sale of inventory reserved in Q3 2012, as compared to a similar $7 million benefit in Q4 2013.

Operating expenses were $438 million, including $14 million of workforce rebalancing severance charges.

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•	R&D was $279 million, 20% of revenue

•	SG&A was $156 million, 11% of revenue

Non-GAAP(1) operating expenses were $421 million or 30% of revenue.

To derive non-GAAP operating expenses for Q1 2014, we excluded the impact of:

•	Workforce rebalancing severance charges of $14 million, and

•	Amortization of acquired intangible assets of $3 million.

Operating expenses:

	Q4-12	Q1-13	Q2-13	Q3-13	Q4-13	Q1-14
GAAP	$600M	$543M	$488M	$426M	$418M	$438M
Non-GAAP(1)	$506M	$491M	$479M	$443M	$462M	$421M

Non-GAAP operating income was $66 million.

To derive non-GAAP operating income for Q1 2014, we excluded the impact of:

•	Workforce rebalancing severance charges of $14 million, and

•	Amortization of acquired intangible assets of $3 million.

Non-GAAP net income was $12 million.

To derive non-GAAP net income for Q1 2014, we excluded the impact of:

•	Loss on debt redemption of $15 million,

•	Workforce rebalancing severance charges of $14 million, and

•	Amortization of acquired intangible assets of $3 million.

Depreciation and amortization, excluding amortization of acquired intangible assets, was $50 million, flat from the prior quarter.

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Interest expense was $47 million, up $3 million from the prior quarter, largely due to the timing of issuance of new debt and debt repurchases in the quarter.

Tax provision was $2 million in the quarter, up from $1 million in the prior quarter.

Non-GAAP net income per share was $0.02, calculated using 761 million diluted shares. This includes the $4 million benefit in Q1 2014 from sales of inventory reserved in Q3 2012.

Adjusted EBITDA was $139 million, down $26 million from the prior quarter.

Q1 2014 Segment Results

Computing Solutions segment revenue was $663 million, down 8% sequentially, in line with seasonal trends and due to decreased desktop and chipset unit shipments, partially offset by increased notebook unit shipments.

•	Client product revenue decreased sequentially primarily due to lower desktop microprocessor sales in the quarter.

•	Microprocessor ASP was flat sequentially.

Computing Solutions operating loss was $3 million, a slight improvement from an operating loss of $7 million in Q4 2013 driven primarily due to lower operating expenses despite lower revenue in the quarter. Q1 2014 operating loss included the impact of a $4 million benefit from sales of inventory reserved in Q3 2012 as compared to a similar $7 million benefit in Q4 2013.

GVS segment revenue was $734 million, down 15% compared to the prior quarter, driven primarily by a decrease in sales of our semi-custom SoCs.

•	GPU revenue increased sequentially due to strength in our leadership RadeonTM R7 and R9 family of products.

•	GPU ASP increased sequentially.

GVS segment operating income was $91 million, down from operating income of $121 million in the prior quarter primarily due to decreased revenue from our semi-custom SoCs.

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GLOBALFOUNDRIES (GF) Wafer Supply Agreement (WSA)

On March 30, 2014, we entered into a fourth amendment to our WSA with GF. Under the terms of the agreement, AMD expects wafer purchases from GF to be approximately $1.2 billion in 2014 on a take-or-pay basis. The 2014 purchases contemplate AMD’s current PC market expectations and the manufacturing of certain GPUs and semi-custom game console products at GF in 2014. The 2014 WSA amendment does not contain any special payment triggers. In Q1 2014, we spent approximately $250 million on wafer purchases from GLOBALFOUNDRIES.

Balance Sheet

Cash, cash equivalents and marketable securities, including long term marketable securities, were $982 million at the end of Q1 2014, down from $1.2 billion in the prior quarter, close to our optimal balance of $1 billion and well above our target minimum of $600 million. During Q1 2014, we made the final $200 million cash payment to GF related to the reduction of the take or pay wafer obligation commitments for 2012.

Cash, cash equivalents and marketable securities, including long-term marketable securities, at the end of:

Q4-12	Q1-13	Q2-13	Q3-13	Q4-13	Q1-14
$1,183M	$1,183M	$1,117M	$1,181M	$1,187M	$982M

Accounts Receivable at the end of the quarter was $840 million, up $8 million compared to the end of Q4 2013.

Inventory was $869 million exiting the quarter, down $15 million compared to the end of Q4 2013, as we reduced graphics inventory.

Accounts Payable was $483 million, down from $519 million in the prior quarter mainly due to the timing of payments and purchases.

Payable to GLOBALFOUNDRIES line item on the Balance Sheet of $213 million includes amounts due to GF for wafer purchases.

Total debt, long-term and short-term, at the end of the quarter was $2.14 billion, up from $2.06 billion in Q4 2013. During Q1 2014, we focused on re-profiling our near-term debt maturities. We repurchased approximately $64 million aggregate principal amount of our 6.00% Convertible

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Senior Notes due 2015 (6.00% Notes) in the open market, funded utilizing cash on-hand. We issued $600 million in aggregate principal value of 6.75% Senior Notes due 2019, utilizing the proceeds to repurchase approximately $423 million aggregate principal amount of our 6.00% Notes and approximately $48 million aggregate principal amount of our 8.125% Senior Notes due 2017. The remaining net proceeds of approximately $80 million borrowed under the new debt issuance will be used to pay down or repurchase outstanding debt.

Total debt, long-term and short-term:

	Q1-14			Q4-13
(Millions)	Gross	Discount	Net	Gross	Discount	Net
6.00% Convertible Senior Notes due 2015	$42	$(1)	$41	$530	$(13)	$517
8.125% Senior Notes due 2017	452	(25)	427	500	(30)	470
6.75% Senior Notes due 2019	600	—	600	—	—	—
7.75% Senior Notes due 2020	500	—	500	500	—	500
7.50% Senior Notes due 2022	500		500	500	—	500
Capital lease obligations, including short-term portion	15	—	15	16	—	16
Borrowings from secured revolving line of credit, net	55	—	55	55	—	55
Total Debt	$2,164	$(26)	$2,138	$2,101	$(43)	$2,058

Non-GAAP free cash flow was negative $225 million, inclusive of the $200 million payment to GF in Q1 2014 with net cash used by operations of $204 million and capital expenditures of $21 million, flat from the prior quarter.

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 28, 2013.

For Q2 2014 we expect:

•	Revenue to increase 3% sequentially, +/-3%.

•	Gross margin to be approximately 35%.

•	Non-GAAP operating expenses to be approximately $435 million, within the range of $420 to $450 million as previously guided.

•	Inventory to increase slightly from Q1 2014 levels, driven by semi-custom SoCs.

•	Cash, cash equivalents and marketable securities, including long-term marketable securities balances of approximately $1 billion.

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For 2014 we expect:

•	To grow revenue year-over-year.

•	Non-GAAP operating expenses to be in the quarterly range of approximately $420 to $450 million, depending on the timing of R&D expenses and the revenue profile.

•	Interest expense to be neutral year-over-year excluding any future debt-related activities.

•	Taxes of approximately $3 million per quarter.

•	To be profitable at the net income level for the year.

•	Inventory to be flat to down year-over-year.

•	To generate positive free cash flow for the year.

•

To maintain cash, cash equivalents and marketable securities, including long-term marketable securities balances close to our optimal balance of $1 billion and above our target minimum of $600 million.

•	Capital expenditures of approximately $120 million for the year.

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For more information, contact:

Investor Contact:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

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(1) Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA, and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

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The Company presented “Adjusted EBITDA” in this commentary as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also included the following adjustments for the indicated periods: for the first quarter of 2014, the Company included an adjustment for workforce rebalancing severance charges; for the fourth quarter of 2013, the Company included an adjustment for net legal settlements; and for the first quarter of 2013, the Company included net restructuring and other special charges. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities less capital expenditures. The Company calculates and communicates non-GAAP free cash flow because the Company’s management believes it is important to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

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Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q1-14	Q4-13	Q3-13	Q2-13	Q1-13	Q4-12
GAAP operating expenses	$438	$418	$426	$488	$543	$600
Workforce rebalancing severance charges	14	—	—	—	—	—
Amortization of acquired intangible assets	3	4	5	4	5	4
Restructuring and other special charges (gains), net	—	—	(22)	5	47	90
Legal settlements, net	—	(48)	—	—	—	—
Non-GAAP operating expenses	$421	$462	$443	$479	$491	$506

Reconciliation of GAAP to Non-GAAP Operating Income (Loss)

(Millions)	Q1-14	Q4-13	Q1-13
GAAP operating income (loss)	$49	$135	$(98)
Workforce rebalancing severance charges	14	—	—
Amortization of acquired intangible assets	3	4	5
Restructuring and other special charges, net	—	—	47
Legal settlements, net	—	(48)	—
Non-GAAP operating income (loss)	$66	$91	$(46)

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(Millions except per share amounts)	Q1-14		Q4-13		Q1-13
GAAP net income (loss) / Earnings (loss) per share	$(20)	$(0.03)	$89	$0.12	$(146)	$(0.19)
Workforce rebalancing severance charges	14	0.02	—	—	—	—
Loss on debt redemption	15	0.02	—	—	—	—
Amortization of acquired intangible assets	3	0.00	4	0.00	5	0.01
Restructuring and other special charges, net	—	—	—	—	47	0.06
Legal settlements, net	—	—	(48)	(0.06)	—	—
Non-GAAP net income (loss) / Earnings (loss) per share	$12	$0.02	$45	$0.06	$(94)	$(0.13)

Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA

(Millions)	Q1-14	Q4-13	Q1-13
GAAP operating income (loss)	$49	$135	$(98)
Workforce rebalancing severance charges	14	—	—
Legal settlements, net	—	(48)	—
Depreciation and amortization	50	50	62
Employee stock-based compensation expense	23	24	24
Amortization of acquired intangible assets	3	4	5
Restructuring and other special charges (gains), net	—	—	47
Adjusted EBITDA	$139	$165	$40

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Non-GAAP Free Cash Flow Reconciliation

(Millions)	Q1-14	Q4-13	Q1-13
GAAP net cash provided by (used in) operating activities	$(204)	$21	$(155)
Purchases of property, plant and equipment	(21)	(21)	(20)
Non-GAAP free cash flow	$(225)	$0	$(175)

Cautionary Statement

This commentary contains forward-looking statements concerning AMD, its expected 2014 payments to GLOBALFOUNDRIES (GF); its financial outlook for the second quarter of 2014 and fiscal 2014, including revenue, gross margin, non-GAAP operating expenses, inventory, interest expense, taxes, and capital expenditures; its targeted and optimal cash, cash equivalents and marketable securities, including long-term marketable securities, balances; and its ability to generate positive free cash flow and net income profitability in 2014; which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “would” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this commentary are based on current beliefs, assumptions and expectations, speak only as of the date of this commentary and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact AMD’s plans, that AMD will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that customers stop buying AMD’s products or materially reduce their operations or demand for AMD’s products; that AMD may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market at mature yields on a timely basis; that AMD’s third-party foundry suppliers will be unable to transition AMD’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture AMD’s products on a timely basis in sufficient quantities and using competitive process technologies; that AMD will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will not fully utilize its projected manufacturing capacity needs at GF microprocessor manufacturing facilities; that AMD’s requirements for wafers will be less than the fixed number of wafers that it agreed to purchase from GF or GF encounters problems that significantly reduce the number of functional die it receives from each wafer; that AMD is unable to successfully implement its long-term business strategy; that AMD inaccurately estimates the quantity or type of products that its customers will want in the future or will ultimately end up purchasing, resulting in excess or obsolete inventory; that AMD is unable to manage the risks related to the use of its third-party distributors and add-in-board (AIB) partners or offer the appropriate incentives to focus them on the sale of AMD’s products; that AMD may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for AMD’s products and technologies in light of the product mix that it may have available at any

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particular time; that global business and economic conditions will not improve or will worsen; that PC market conditions will not improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on AMD’s sales or supply chain. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 28, 2013.

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